Exhibit 99.1

Midas Reports Fourth Quarter 2010 Results

  U.S. Comparable shop sales up 3.7% in quarter; car count up 7.3%
  Company-operated shops comparable sales increase by 3.3%

ITASCA, Ill.--(BUSINESS WIRE)--March 3, 2011--Midas, Inc. (NYSE: MDS) reported net income of $0.3 million—or $0.02 per diluted share—for the fourth quarter ended Jan. 1, 2011, compared to a net loss of $(0.2) million—or $(0.02) per diluted share—in the prior year.

Fourth quarter 2010 operating income was $2.6 million, compared to operating income of $2.0 million in 2009.

Fourth quarter 2010 operating income was negatively affected by losses from the Northern California shops acquired from a failing franchisee in January 2010, as well as higher pension and incentive compensation expenses. Management earned the retail sales component of the annual incentive program as a result of the 2.3 percent comparable shop sales increase at Midas shops in North America. These items had a combined negative impact of $0.06 per diluted share.

The fourth quarter 2009 operating income included $2.9 million of business transformation charges—or $0.12 per diluted share. Midas did not record business transformation charges during any quarter of 2010.

Fiscal 2010 full-year earnings were $2.6 million—or $0.18 per diluted share—flat with 2009 results.

Full-year 2010 results were negatively affected by $2.8 million in incremental legal and other arbitration expenses incurred in connection with the contractual dispute with the company’s master licensee in Europe. These arbitration costs had an after-tax impact of $0.10 per diluted share. A ruling by the arbitral tribunal is expected at any time.

Results were also negatively affected by the full-year operating losses of $1.3 million at the Northern California shops—or a negative impact of $0.05 per diluted share. The company also recorded higher pension expense and incentive compensation expense for full-year 2010, amounting to $0.05 per diluted share.

Full-year 2009 results were negatively affected by business transformation charges of $3.2 million or $0.13 per diluted share.

Retail sales

“The gains in retail sales at Midas shops in the United States that began in the fourth quarter of 2009, continued throughout 2010,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Comparable shop sales in U.S. Midas shops were up by 3.7 percent in the fourth quarter and by 3.3 percent for the full year.

“These trends are continuing into 2011, which got off to a slow start in January with bad weather affecting several regions of the U.S.,” Feldman said. “Sales have rebounded in February and preliminary results for the first two months of the quarter show U.S. comparable shop sales are up nearly two percent.”

Feldman said that Midas introduced a marketing strategy in early 2009 to build shop traffic through value-priced oil changes and to use results of courtesy checks to advise customers of additional service needs on their vehicles.

“Traffic at U.S. Midas shops per day increased by 7.3 percent in the fourth quarter of 2010 and by 10 percent for the full year in 2010, on top of a 14 percent increase in 2009,” Feldman said. “By doing an effective job of inspecting the growing number of vehicles attracted by value-priced oil changes, our shops are able to build trusting relationships with customers while pointing out needs for brakes, tires, exhaust and other repairs and maintenance.”

Feldman said that comparable shop oil change revenue increased by 11 percent at U.S. shops in the fourth quarter, while tire revenues were up by eight percent. Suspension sales were up by seven percent in the quarter and exhaust sales increased by two percent.

“Brake sales were negative by 1.8 percent for the quarter and by 2.4 percent for the year. Declines have slowed from the 3.6 percent and 5.4 percent declines in the fourth quarter and full year last year,” Feldman said. “The Midas Way operations initiative is helping to improve sales of brakes and other services.”

Comparable shop sales for the quarter were strongest in the South region, up by 7.7 percent. The Central region increased by 4.5 percent and the Northeast region increased by 3.0 percent for the quarter, while the West was flat.

“Retail sales continue to be a challenge in Canada, where sales were down by 1.4 percent for the quarter and 3.9 percent for the year,” Feldman said.

Cash Flow

Selected Cash Flow Information ($ in millions)	FY	FY
	2010	2009

Cash provided by operating activities before cash
outlays for business transformation costs and net changes in assets and liabilities	$15.5	$22.1
Cash outlays for business transformation costs	(0.2)	(2.0)
Net changes in assets and liabilities	0.7	(0.7)
Net cash provided by operating activities	$16.0	$19.4

Capital investments	$(4.3)	$(3.1)
Cash paid for acquired businesses	(3.5)	(1.3)
Net repayments of long-term debt and leases	(10.7)	(13.1)

Net cash flow from operating activities was $16.0 million for the year compared to $19.4 million in 2009. This cash flow was primarily used to repay debt and to fund the acquisition of company-operated shops and capital investments. The company reduced its debt by $10.7 million in 2010, and continues to focus on re-paying outstanding debt.

Fourth quarter and full-year 2010 results

Total sales and revenues were $46.6 million for the fourth quarter and $192.4 million for the full year, compared to $45.7 million and $182.8 million for the same periods in 2009.

Franchising revenues were $12.3 million for the fourth quarter and $53.0 million for the year, compared to $12.6 million and $53.6 million, respectively, in 2009. A $0.4 million positive impact on royalties from the U.S. comparable shop sales increase during the quarter was offset by a net decrease of 67 franchised shops and lower franchise fees.

Real estate revenues were $8.0 million for the fourth quarter and $31.8 million for all of 2010, flat for the quarter and down from $32.6 million for the year in 2009. The primary reason for the decline in revenues was a decrease in shop count. There were 518 rent-producing shops at the end of 2010, compared to 534 at the end of 2009.

Revenues from retail sales at company-operated shops were $17.6 million in the fourth quarter of 2010 and $77.6 million for the year, up from $16.0 million and $65.4 million, respectively, in the previous year. There were 101 Midas company-operated shops in operation at the end of 2010, compared to 100 last year.

While there was a net increase of only one shop from the end of the prior year, the company purchased 22 shops from a troubled franchisee in Northern California in January 2010, and refranchised 20 Midas shops in the portfolio during 2010.

Comparable shop retail sales in Midas company-operated shops were up by 3.3 percent for the quarter and three percent for the year.

There also were six company-operated SpeeDee shops at the end of 2010, compared to seven at the end of the prior year.

Revenues from replacement part sales and product royalties were $6.9 million for the fourth quarter and $22.9 million for the year, compared to $7.6 million for the fourth quarter and $25.3 million for all of 2009. The declines were primarily the result of lower sales of branded tires to franchisees throughout the year.

Revenues from the R.O. Writer software business were $1.5 million for the fourth quarter and $5.9 million for the year, compared to $1.3 million and $5.4 million, respectively, in 2009.

Selling, general and administrative (SG&A) expenses were $12.7 million for the quarter and $53.0 million for the year, compared to $11.6 million in the quarter and $51.2 million for all of 2009. Reductions in operating expenses were offset by the $2.8 million in incremental expenses related to the European arbitration.

For the full-year 2010, the company reported net income of $2.6 million—or $0.18—per diluted share—compared to $2.6 million—or $0.19 per diluted share—in 2009. The diluted per share results were based on 14.1 million shares in 2010 and 13.8 million share in 2009.

SpeeDee Co-Brand Update

At the end of 2010, there were 46 co-branded shops, including 16 SpeeDee shops that have added Midas repairs and services and 29 Midas shops that have added SpeeDee oil change services. A brand-new franchised Midas-SpeeDee shop opened as a co-brand in Texas in late 2009.

There are 14 company-operated Midas shops in the Chicago and San Diego areas that added SpeeDee services in 2009. These shops reported comparable shop sales increases of 6.6 percent in the fourth quarter and 7.7 percent for the year.

An additional 12 Midas company-operated shops—four in California, two in Illinois, one in Indiana and five in Florida—added SpeeDee in 2010. Sales at these shops were up by 10.7 percent in the fourth quarter and 14.2 percent for the year, during the portion of the year they were co-branded.

Two Midas franchisees added SpeeDee services to their Midas shops in New York and Texas in late 2009. A third Midas dealer in Hawaii added SpeeDee the third quarter of 2010. Comparable shop retail sales at these franchised locations increased by 24.6 percent in fourth quarter and 17.5 percent for the year, during the portion of the year they were co-branded.

Feldman said the company expects to co-brand between 25 and 50 additional shops in 2011.

2011 growth opportunities

“We will continue marketing and operations programs in 2011 that support growth in the company’s revenues and profitability by building retail sales at Midas and SpeeDee shops,” Feldman said. “By attracting customers to Midas shops through value-priced oil changes, we are building traffic and enabling our shops to inspect these vehicles to discuss service needs with our customers.”

He said the company will also continue its efforts in 2011 to co-brand Midas and SpeeDee repairs and services to as many as 50 additional locations, to transition at least 100 Midas shops to new owners and to efficiently manage its corporate expenses.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,300 franchised, licensed and company-owned Midas shops in 15 countries, including more than 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 171 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2009 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter		For the twelve months
	ended fiscal December		ended fiscal December
	2010	2009	2010	2009
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)

Sales and revenues:
Franchise royalties and license fees	$12.3	$12.6	$53.0	$53.6
Real estate revenues from franchised shops	8.0	8.0	31.8	32.6
Company-operated shop retail sales	17.6	16.0	77.6	65.4
Replacement part sales and product royalties	6.9	7.6	22.9	25.3
Warranty fee revenue	0.3	0.2	1.2	0.5
Software sales and maintenance revenue	1.5	1.3	5.9	5.4
Total sales and revenues	46.6	45.7	192.4	182.8
Operating costs and expenses:
Franchised shops – occupancy expenses	5.9	5.6	22.5	22.7
Company-operated shop parts cost of sales	5.2	4.5	22.3	18.2
Company-operated shop payroll and employee benefits	7.9	7.0	33.2	28.1
Company-operated shop occupancy and other operating expenses	6.0	5.4	25.5	22.0
Replacement part cost of sales	6.4	7.1	21.0	22.9
Warranty expense	—	(0.4)	0.9	0.1
Selling, general, and administrative expenses	12.7	11.6	53.0	51.2
(Gain) loss on sale of assets, net	(0.1)	—	—	0.2
Business transformation charges	—	2.9	—	3.2
Total operating costs and expenses	44.0	43.7	178.4	168.6

Operating income	2.6	2.0	14.0	14.2

Interest expense	(2.0)	(2.2)	(9.3)	(8.3)
Other income, net	(0.1)	—	0.2	0.4

Income (loss) before income taxes	0.5	(0.2)	4.9	6.3
Income tax expense	0.2	—	2.3	3.7

Net income (loss)	$0.3	$(0.2)	$2.6	$2.6

Earnings (loss) per share:
Basic	$0.02	$(0.02)	$0.19	$0.19
Diluted	$0.02	$(0.02)	$0.18	$0.19

Average number of shares:
Common shares outstanding	13.8	13.8	13.8	13.7
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.9	13.9	13.9	13.8
Equivalent shares on outstanding stock awards	0.2	—	0.2	—
Shares applicable to diluted earnings	14.1	13.9	14.1	13.8

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	December	December
	2010	2009
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$0.6	$0.9
Receivables, net	27.0	31.2
Inventories	5.0	5.6
Deferred income taxes	9.1	9.5
Prepaid assets	4.1	4.4
Other current assets	2.9	3.0
Total current assets	48.7	54.6
Property and equipment, net	81.1	86.4
Goodwill and other intangible assets, net	41.0	36.8
Deferred income taxes	45.9	46.1
Other assets	3.5	4.7
Total assets	$220.2	$228.6

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.7	$1.5
Current portion of accrued warranty	1.7	2.0
Accounts payable	21.1	22.8
Accrued expenses	20.5	24.0
Total current liabilities	45.0	50.3
Long-term debt	62.7	71.9
Obligations under capital leases	1.3	1.6
Finance lease obligation	29.1	30.5
Pension liability	22.5	20.1
Accrued warranty	9.1	11.3
Deferred warranty obligation	6.8	5.3
Other liabilities	6.7	4.6
Total liabilities	183.2	195.6

Temporary equity:
Non-vested restricted stock subject to redemption	3.8	3.7

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	8.9	6.3
Treasury stock, at cost (3.5 million shares)	(71.8)	(71.5)
Retained income	113.6	111.0
Accumulated other comprehensive loss	(17.5)	(16.5)
Total shareholders’ equity	33.2	29.3
Total liabilities and shareholders’ equity	$220.2	$228.6

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016